SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              TEARDROP GOLF COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

   -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            ---------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            ---------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ---------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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|_|   Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:
                                   ---------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:
                                                         -----------------------
      (3)   Filing Party:
                         -------------------------------------------------------
      (4)   Date Filed:
                       ---------------------------------------------------------

                              TearDrop Golf Company
                                1080 Lousons Road
                             Union, New Jersey 07083

                -----------------------------------------------
                    Notice Of Annual Meeting Of Stockholders
                             To Be Held June 8, 1999
                -----------------------------------------------

The 1999 Annual Meeting of the Stockholders of TearDrop Golf Company (the "Company") will be held at the Company's offices at 8350 North Lehigh Avenue, Morton Grove, Illinois 60053 on June 8, 1999 at 2:00 p.m., central time for the following purposes:

      (1) To elect five directors to hold office for a term of one year or until their successors have been duly elected and qualified.

      (2) To ratify the grant of options covering an aggregate of 1,250,000 shares of common stock of the Company, 1,000,000 of which are exercisable only upon the achievement of certain targets, to Rudy A. Slucker, Chairman, President and Chief Executive Officer of the Company.

      (3) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

      (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 28, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                          By Order of the Board of Directors

                                          JOSEPH A. CIONI
                                          Secretary

April 30, 1999
Union, New Jersey

                            TearDrop Golf Company
                              1080 Lousons Road
                           Union, New Jersey 07083

                ------------------------------------------------
                       Proxy Statement for Annual Meeting
                ------------------------------------------------

      This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of TearDrop Golf Company, a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on June 8, 1999 at the Company's offices at 8350 North Lehigh Avenue, Morton Grove, Illinois 60053 at 2:00 p.m., central time, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to stockholders on or about May 7, 1999. The principal executive offices of the Company are located at the address indicated above.

      Only stockholders of record at the close of business on the record date, April 28, 1999 (the "Record Date"), will be entitled to vote at the Meeting and at all adjournments thereof.

      On the Record Date, there were outstanding and entitled to vote 5,179,890 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Common Stock have no cumulative voting rights.

Voting Of Proxies

      If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein (a) "FOR" the election of each of Rudy A. Slucker, Fred K. Hochman, Leslie E. Goodman, Bruce
H. Nagel and Jeffrey Baker as directors of the Company, (b) "FOR" the ratification of the grant of options covering an aggregate of 1,250,000 shares of common stock of the Company, 1,000,000 of which are exercisable only upon the achievement of certain targets, to Rudy A. Slucker, Chairman, President and Chief Executive Officer of the Company, (c) "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, and (d) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board.

      A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Meeting.

      Directors of the Company will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of, unless otherwise required by the Delaware General Corporation Law or the Company's Certificate of Incorporation, any and all other matters which may be put to a stockholder vote at the Meeting. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker. Votes cast, either in person or by proxy, will be tabulated by Continental Stock Transfer & Trust Company, the Company's transfer agent.

Voting Securities and Principal Holders Thereof

      The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of April 28, 1999 for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each named executive officer listed in the Summary Compensation table below, (iii) each of the Company's directors, and (iv) all directors and executive officers as a group. The Company has been advised that each stockholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes following the table.

   Name and Address Of        Amount and Nature Of
   Beneficial Owner (1)         Beneficial Owner            Percent Of Class
   --------------------         ----------------            ----------------

Rudy A. Slucker                 1,230,000(2)                  23.7%
Joseph A. Cioni                     9,000(3)                   *
John Zeravica                      14,000(4)                   *
Fred K. Hochman                   163,000(5)                   3.1%
Leslie E. Goodman                  10,000(5)                   *
Bruce H. Nagel                     18,280(5)                   *
Jeffrey Baker                      10,000(5)                   *
SAFECO Corporation
   SAFECO Plaza
   Seattle, Washington
   98185                          566,500(6)                  10.9%
All directors and
executive officers as a
group (7 persons)               1,454,280(7)                  28.1%

----------
* Less than 1%.

(1) Unless otherwise indicated, the address for each such person listed below is c/o TearDrop Golf Company, 1080 Lousons Road, Union, New Jersey 07083.

(2) Includes (i) 500,000 shares subject to options exercisable to the extent of 250,000 shares at $4.50 per share and 250,000 shares at $4.625 per share and (ii) an aggregate of 75,000 shares of Common Stock owned by the children and wife of Mr. Slucker with respect to which Mr. Slucker disclaims beneficial ownership. Also includes 250,000 shares subject to options granted on April 27, 1999 exercisable at $3.375 per share, the closing price on such date, which, subject to stockholder approval at the Meeting, will be exercisable immediately. Does not include 1,000,000 shares subject to options granted on April 27, 1999 exercisable at $3.375 per share, which, subject to stockholder approval at the Meeting, are exercisable only upon the achievement of certain targets.

(3) Includes 5,000 shares underlying options exercisable at $2.50 per share. Does not include options to purchase 22,000 shares of Common Stock that are not exercisable within 60 days from the date hereof.

(4) Includes 14,000 shares underlying options exercisable at $4.75 per share. Does not include options to purchase 25,000 shares of Common Stock that are not exercisable within 60 days from the date hereof.

(5) Includes 10,000 shares underlying options exercisable at $4.75 per share. Does not include options to purchase 5,000 shares of Common Stock that are not exercisable within 60 days from the date hereof.

(6) Represents 566,500 shares of Common Stock as to which each of SAFECO Corporation and SAFECO Asset Management Company has reported it has shared voting power and shared dispositive power and 314,000 shares of Common Stock as to which SAFECO Common Stock Trust has reported it has shared voting power and shared dispositive power. SAFECO Asset Management Company, a subsidiary of SAFECO Corporation, and SAFECO Corporation expressly declared that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of
      Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended, the beneficial owners of any securities covered by such statement. Each of such companies filed the statement on Schedule 13G because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

(7) Includes 5,000 shares underlying options exercisable at $2.50 per share, 250,000 shares underlying options exercisable at $4.50 per share, 250,000 shares underlying options exercisable at $4.625 per share, 54,000 shares underlying options exercisable at $4.75 per share, and 250,000 shares subject to options exercisable at $3.375 per share granted on April 27, 1999, which, subject to stockholder approval at the Meeting, will be exercisable within 60 days from the date hereof. Does not include options to purchase 67,000 shares of Common Stock that are not exercisable within 60 days from the date hereof. Does not include 1,000,000 shares subject to options exercisable at $3.375 per share granted on April 27, 1999, which, subject to stockholder approval at the Meeting, are exercisable only upon the achievement of certain targets.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      At this year's Annual Meeting of Stockholders, five directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

      The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the following nominee directors: Rudy A. Slucker, Fred K. Hochman, Leslie E. Goodman, Bruce H. Nagel and Jeffrey Baker. If any of the nominee directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

The Board of Directors recommends a vote "FOR" the election of each of the nominee directors.

      The name and age of each of the nominee directors, their respective positions with the Company and the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominee directors and executive officers of the Company follows the table.

Name                  Age    Position with the Company      Held Position Since
----                  ---    -------------------------      -------------------

Rudy A. Slucker      49      Chairman of the Board,                1996
                             President and Chief
                             Executive Officer

Fred K. Hochman      51      Director                              1992

Leslie E. Goodman    55      Director                              1996

Bruce H. Nagel       46      Director                              1997

Jeffrey Baker        44      Director                              1996

Certain Biographical Information Concerning Directors and Executive Officers

      Rudy A. Slucker has served as Chairman of the Board, President and Chief Executive Officer of the Company since September 1996. Mr. Slucker was the Chief Executive Officer of the Atlas Group of Companies, Inc., which imported and marketed hardware and consumer products, from 1978 until 1990, when it was sold. Since 1990, Mr. Slucker has been a venture capital investor. He currently serves on the board of directors and/or is a principal stockholder of the following companies: Lilli Group, a knitwear manufacturer; Ambassador Eyewear Group, Inc., a manufacturer and distributor of designer brand eyeglass frames under the names of Playskool, Coventry, Harve Benard and Kathy Ireland; and Babylon Enterprises and Beacon Concessions, which, together, currently own and operate the Beacon Theater in Manhattan.

      Fred K. Hochman has been a director of the Company since its inception in 1992 and served as its President from inception through January 1995 and Chief Executive Officer from inception through December 1995. In October 1996, Mr. Hochman became senior vice president of Orix Credit Alliance Inc. From September 1992 through October 1996, Mr. Hochman served as President of the Machine Tool Division of Financial Federal Credit, Inc., a wholly-owned subsidiary of Financial Federal Corporation. Financial Federal Corporation is listed on the American Stock Exchange. From November 1982 through August 1992, he was Chairman of Machine Tool Finance Corporation, a company he co-founded.

      Leslie E. Goodman has been a director of the Company since November 1996. Since October 1997, Mr. Goodman has managed his personal investments. From January 1997 through October 1997, Mr. Goodman served as Chairman of the Board of CREOL, Inc., Commercial Real Estate On Line, an internet based information service. From January 1996 through December 1996, Mr. Goodman served as North Jersey Area President of First Union National Bank overseeing consumer and commercial banking in northern New Jersey. Mr. Goodman also served as a senior executive vice president of First Union Corporation. From January 1990 through December 1995, Mr. Goodman served as a member of the Board of Directors and of the Office of the Chairman of First Fidelity Bancorporation overseeing the Community Business Bank, Corporate and Institutional Trust. Mr. Goodman served as President of First Fidelity Bank, N.A., New Jersey from September 1990 to January 1994. From 1988 to 1990, Mr. Goodman served as chairman and chief executive officer of Fidelity Bank, Philadelphia, a subsidiary of First Fidelity Bancorporation. Mr. Goodman currently is a member of the board of directors of Wawa Inc., Admiralty Bancorp, Inc., Grand Court Lifestyles, Inc., the board of governors of the Hackensack Medical Center and the board of trustees of Rutgers University.

      Bruce H. Nagel, Esq. has been a director of the Company since January 1997. For more than the last five years, Mr. Nagel has been a partner with the law firm of Nagel, Rice & Dreifuss in Livingston, New Jersey.

      Jeffrey Baker has been a Director of the Company since September 1996. For more than the last five years, Mr. Baker has served as Senior Vice President of GoodTimes Entertainment, where he is responsible for licensing, marketing and merchandising of video products. Mr. Baker's prior experience includes more than twelve years of service in various marketing and sales positions including marketing manager for Prodigy Services, director of national account sales for RCA Video Disc, director of video sales for Pickwick International and regional sales manager for Data Packaging Corp.

      Joseph A. Cioni, age 59, became Vice President of Finance and Chief Financial Officer of the Company in August 1997. From February 1993 to May 1996, Mr. Cioni served as Vice President of Finance for Remington Products Company. From September 1992 to February 1993, and again from May 1996 to August 1997, Mr. Cioni managed his personal investments.

      John Zeravica, age 43, became Vice President of Manufacturing and Operations for the Company in September 1996. From 1988 through July 1996, Mr. Zeravica served as Director of Operations for the U.S. division of Bridgestone Sports, USA, Inc., an international manufacturer and distributor of sporting goods. From 1981 to 1988, Mr. Zeravica served as Operating Manager of Mizuno, USA, a sports product manufacturing and marketing company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq SmallCap Market. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company's executive officers, directors and persons who beneficially own more than ten percent of the Company's equity securities, the Company believes that, during the preceding year, all filing requirements applicable to its officers, directors and ten percent beneficial owners under Section 16(a) were satisfied, except that one officer and one director each filed a Form 4 late.

Meetings of the Board and Committees

      During fiscal year 1998, the Board of Directors held five meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended December 31, 1998.

      The Board of Directors has created a Compensation Committee and an Audit Committee. The Board of Directors has not created a Nominating or similar Committee. The Compensation Committee is comprised of Jeffrey Baker and Leslie
E. Goodman. The Audit Committee is comprised of Fred K. Hochman and Leslie E. Goodman.

      The Compensation Committee, which held four meetings during fiscal year 1998, has jurisdiction on behalf of the Company to approve, disapprove, modify or amend all plans to compensate employees including bonuses. The Compensation Committee determines the salaries of employees of the Company who are directors and also determines the salaries of all other employees of the Company who are officers or who occupy such other positions as may be designated by the Compensation Committee.

      The Audit Committee, which held one meeting during fiscal year 1998, periodically reviews the Company's auditing practices and procedures, makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders.

Compensation Of Directors And Executive Officers

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (i) the Chief Executive Officer and (ii) the other one most highly compensated executive officer of the Company for the fiscal year ended December 31, 1998 (the "named executive officer"). Other than the Chief Executive Officer and the named executive officer, no other executive officer of the Company earned more than $100,000 in salary and bonus during the last fiscal year.

                              Annual Compensation     Long-Term Compensation
                              -------------------     ----------------------
                                                           Securities
                                                           Underlying
Name and Principal            Salary                         Options
     Position         Year       ($)    Bonus ($)             (#)
------------------    ----    ------    -----              ----------
Rudy A. Slucker       1998   250,000        --              250,000(1)
Chairman of the       1997   175,000    50,000              250,000
Board, President      1996    40,000        --              250,000
and Chief
Executive Officer

John Zeravica         1998   104,000        --               12,000
Vice President of     1997    99,540        --               27,000
Marketing and         1996    45,830        --                   --
Operations

(1) Includes 250,000 shares subject to options exercisable at $3.375 per share granted on April 27, 1999, which, subject to stockholder approval at the Meeting, will be exercisable within 60 days from the date hereof. Does not include 1,000,000 shares subject to options exercisable at $3.375 per share granted on April 27, 1999, which, subject to stockholder approval at the Meeting, are exercisable only upon the achievement of certain targets. The closing price for the Common Stock on the Nasdaq SmallCap Market on April 27, 1999 was $3.375.

Compensation Arrangements

      The Company has entered into an employment agreement with Rudy A. Slucker which expires on December 31, 1999. On April 27, 1999, Mr. Slucker agreed to extend the term of the employment agreement for a period of three years from the date of the Meeting, subject to stockholder ratification of the grant of stock options to Mr. Slucker at the Meeting. Pursuant to the agreement, Mr. Slucker serves as the Company's President and Chief Executive Officer and is paid an annual salary of $250,000. The employment agreement also provides that Mr. Slucker is entitled to receive a bonus equal to 10% of the Company's pre-tax net income starting with the year ending December 31, 1997. Such bonus is payable to the extent of 50% of such amount in cash and the remaining 50% in the form of Common Stock of the Company valued at the lowest last sale price of the Common Stock during the last quarter of the Company's fiscal year. In addition, if there is a sale of the Company or substantially all of the assets of the Company which involves consideration equal to or greater than $25,000,000, Mr. Slucker is also entitled to a cash payment equal to the greater of $250,000 and 10% of the excess consideration over $25,000,000. Mr. Slucker is also entitled to receive bonuses at the discretion of the Board of Directors and in accordance with certain performance criteria. The agreement further provides that Mr. Slucker will not engage in activities competitive with the Company for a period of two years after the expiration of his employment agreement. In the event that the Company terminates Mr. Slucker's employment without cause, such provision would not apply.

      During fiscal year ended December 31, 1998, Mr. Slucker did not receive a cash bonus. On April 27, 1999, Mr. Slucker was granted, subject to stockholder approval at the Meeting, stock options covering 1,250,000 shares of Common Stock for $3.375 per share, 1,000,000 of which are exercisable only upon the achievement of certain targets. These options were granted to Mr. Slucker in connection with the extension of his employment agreement, in recognition of Mr. Slucker's efforts in increasing sales and obtaining widespread name recognition for the Company's products and as additional incentive to achieve success for the Company and its stockholders.

      The Company has also entered into an employment agreement with John Zeravica. Pursuant to the agreement, Mr. Zeravica serves as Vice President of Manufacturing and Operations for the Company and is paid an annual salary of $100,000, subject to increase at the discretion of the Company. The agreement with Mr. Zeravica may be terminated either by the Company or Mr. Zeravica upon two weeks notice.

Compensation of Directors

      The Company's compensation to directors is $1,500 per Board meeting attended in person, $750 per committee meeting attended in person and $500 per Board or committee meeting attended by means of conference call.

Option Grants in Last Fiscal Year

      Shown below is information with respect to the options to purchase Common Stock granted to the Chief Executive Officer and the named executive officer of the Company.

                     Stock Option Grants in Last Fiscal Year

                                           Percent of Total
                           Number of           Options
                          Securities          Granted to
                      Underlying Options     Employees In
Name                      Granted (#)         Fiscal Year (%)     Exercise Price ($/Sh)     Expiration Date
----                  ------------------   ------------------     ---------------------     ---------------
Rudy A. Slucker (1)            --                  --                     --                         --
John Zeravica              12,000                 4.6                   5.25                   12/21/03


(1) Does not include the grant on April 27, 1999 of options covering an aggregate of 1,250,000 shares of common stock of the Company at a price of $3.375 per share, 1,000,000 of which are exercisable only upon the achievement of certain targets and all of which are subject to stockholder approval at the Meeting. If such shares were included, Mr. Slucker and Mr. Zeravica would have been granted 82.8% and 0.8%, respectively, of the total number of options granted to all employees of the Company during the fiscal year ended December 31, 1998.

Option Exercises and Fiscal Year-End Values

      Shown below is information with respect to the exercise of options to purchase Common Stock by the Chief Executive Officer and the named executive officer and unexercised options to purchase shares of Common Stock granted to the Chief Executive Officer and such named executive officer.

   Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                                    Number of Securities           Value of Unexercised
                                                                   Underlying Unexercised        In-The-Money Options at
                        Shares Acquired On        Value       Options at December 31, 1998(1)      December 31, 1998(1)
Name                       Exercise (#)        Realized ($)      Exercisable/Unexercisable      Exercisable/Unexercisable
----                   --------------------    ------------   -------------------------------   -------------------------
Rudy A. Slucker (2)             --                  --                   500,000/0                    $218,750/$0
John Zeravica                   --                  --               14,000/25,000                    $2,500/$1,250

(1) On December 31, 1998, the Common Stock closed at a price of $5.00 per share on the Nasdaq SmallCap Market.

(2) Does not include the grant on April 27, 1999 of options covering an aggregate of 1,250,000 shares of common stock of the Company at a price of $3.375 per share, 1,000,000 of which are exercisable only upon the achievement of certain targets and all of which are subject to stockholder approval at the Meeting. If such shares were included, with respect to Mr. Slucker, the number of exercisable and unexercisable securities underlying unexercised options at December 31, 1998 would have been 750,000 and 1,000,000, respectively, and the value of in-the-money options at December 31, 1998 would have been $625,000.

New Plan Benefits

      As of April 27, 1999, the Compensation Committee of the Company approved the grant to Rudy A. Slucker, the Company's Chairman, President and Chief Executive Officer, of stock options to purchase 1,250,000 shares of Common Stock of the Company at an exercise price equal to $3.375, which was equal to the fair market value of the Common Stock on the date of grant. These options were not granted under the Company's 1996 Employee Stock Option Plan, as amended.

                    Grant of Stock Options to Rudy A. Slucker

     Name and Position             Dollar Value ($)           Number of Units
     -----------------             ----------------           ---------------
Rudy A. Slucker (1)                            0(2)             1,250,000
Chairman, President and Chief
Executive Officer

(1) To the extent that the grant on April 27, 1999 of such options to Mr. Slucker pursuant to a stock option agreement is deemed a "plan" under Item 402 of Regulation S-B, Mr. Slucker is the only person entitled to participate in this plan.

(2) Calculated based on the difference between $3.25, the closing price of the Common Stock on April 28, 1999, and the exercise price of $3.375, which was the fair market value of the Common Stock underlying the options on the date of grant.

Indemnification of Directors and Officers

      The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Company's By-laws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees, agents and other agents to the fullest extent permitted by law. The Company's By-laws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where the Company currently anticipates indemnification will be required.

Stock Option Plans

      On October 18, 1996, the Board of Directors and the stockholders of the Company adopted the 1996 Employee Stock Option Plan ("Plan") and reserved 200,000 shares of Common Stock for issuance thereunder. The Plan provides for the granting to employees (including employees who are also directors and officers) of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and for the granting of nonstatutory stock options to directors, employees, consultants and independent contractors to the Company. The Plan is currently administered by the Compensation Committee of the Board of Directors of the Company, although, to date, the entire Board of Directors has approved the grant of all options. At the 1998 Annual Meeting of Stockholders, the stockholders of the Company ratified an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan to 450,000 shares. As of April 28, 1999, options covering an aggregate of 553,300 shares of Common Stock had been granted under the Plan, 103,300 of which are subject to the approval by the stockholders of the Company, prior to December 14, 1999, of an amendment to the Plan increasing the number of shares reserved thereunder.

      The exercise price per share of incentive stock options granted under the Plan must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, in accordance with the Underwriting Agreement among the Company and the underwriters of the Company's initial public offering, the Company has agreed not to grant any options under the Plan with an exercise price per share less than the initial public offering price of the Common Stock. With respect to any participant who owns shares representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value on the grant date, and the maximum term of the option must not exceed five years. The terms of all other options granted under the Plan may not exceed ten years. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Common Stock, there shall be an appropriate adjustment made by the Board of Directors in the number and kind of shares that may be granted in the aggregate and to grantees under the Plan, the number and kind of shares subject to each outstanding option and the option prices.

Certain Relationships And Related Transactions

      On November 10, 1997, the Company, pursuant to an asset purchase agreement (the "Tommy Armour Asset Purchase Agreement"), through its then newly formed, wholly-owned subsidiary, currently named Tommy Armour Golf Company ("Tommy Armour"), acquired substantially all of the assets (the "Tommy Armour Acquisition") of Tommy Armour Golf Company, a Delaware corporation (currently named T.A. Liquidation Corp.), Tommy Armour Golf (Scotland) Ltd. and the golf operations of USI Canada Inc., an Ontario corporation (collectively, the "Sellers"). The Company acquired the assets for a purchase price consisting of
(i) $10.0 million in cash, (ii) 100,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") having a redemption value of $10.0 million and (iii) 1,000,000 shares of the Company's common stock, par value $.01 per share, subject to certain post-closing adjustments. On March 31, 1998, the Company and the Sellers entered into an agreement pursuant to which the Company and the Sellers agreed upon certain adjustments to the purchase price in settlement of certain disagreements relating to post-closing adjustments. Under the agreement, the Tommy Armour Cash Payment was increased to $11.6 million and the number of shares of Common Stock was reduced to 175,000. On June 24, 1998, 70,000 shares of the Series A Preferred Stock were converted by the holder thereof into 933,333 shares of Common Stock. Simultaneously, with such conversion, the Company redeemed the remaining 30,000 outstanding shares of Series A Preferred Stock for $3.0 million.

      The Company also entered into a Registration Agreement with T.A. Liquidation Corp. pursuant to which the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of the Common Stock issued in the Tommy Armour Acquisition, the Series A Preferred Stock and the shares of the Company's Common Stock into which the Series A Preferred Stock are convertible and to use its best efforts to have the Registration Statement declared effective as soon as possible after the date of the agreement. Such registration statement was declared effectively by the Securities and Exchange Commission on July 1, 1998. The Company has been informed that T.A. Liquidation Corp. sold all shares of Common Stock held by it in April 1999.

      On December 29, 1997 (the "Closing Date"), the Company, through its then newly formed, wholly-owned subsidiary then known as TearDrop Ram Golf Company (now known as Ram Golf Corporation) ("RGC"), acquired substantially all of the assets of Ram Golf Corporation, a Delaware corporation (currently named JRH Golf Corporation) ("JRH") including the stock of Ram Golf UK, Ltd., a UK corporation (the "Ram Acquisition"). The Company acquired the assets for a purchase price consisting of (i) $2,668,009 in cash, (ii) 83,007 shares of the Company's Common Stock, to be held in escrow for disposition by the escrow agent in accordance with a certain Inventory Escrow Agreement dated as of December 29, 1997 and subject to an audit of JRH to be conducted within 60 days of the Closing Date,
(iii) 100,000 shares of Common Stock to the escrow agent to be disposed in accordance with a Delivery Escrow Agreement dated as of December 29, 1997 and subject to the satisfaction of certain product delivery obligations for April 1998, (iv) 4,350 shares of Common Stock and (v) a Warrant to purchase 50,000 shares of Common Stock (the "Ram Warrant").

      The Ram Warrant entitles JRH to purchase from the Company 50,000 shares of Common Stock at a price of $6.625 per share at any time or from time to time during the period from December 29, 1997 to December 29, 2002. In settlement of certain litigation between the Company and JRH on March 2, 1999, the Company agreed to reduce the exercise price of the Ram Warrant from $6.625 per share to $5.50 per share.

      The Company also entered into a Registration Agreement with JRH pursuant to which the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of the Common Stock issued in the Ram Acquisition and use its best efforts to have the registration statement declared effective no later than June 30, 1998. Such registration statement was declared effective by the Securities and Exchange Commission on July 1, 1998. The Company has been informed that JRH sold certain of the shares of Common Stock held by it during April 1999.

      In March 1998, the Company repaid a loan to Mr. Slucker in the amount of $400,000, which bore interest at 8%. On March 10, 1999, Rudy A. Slucker, the Company's Chairman, President and Chief Executive Officer, loaned the Company $500,000, bearing interest at 8% and due upon demand once the Company has reached certain reduced levels of indebtedness under the Company's Credit Facility with First Union National Bank.

      All ongoing and any future transactions with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

     PROPOSAL 2. RATIFICATION OF STOCK OPTION GRANTS TO RUDY A. SLUCKER, THE
            COMPANY'S CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Terms of the Stock Option Grants

      As of April 27, 1999, the Compensation Committee of the Company approved the grant to Rudy A. Slucker, the Company's Chairman, President and Chief Executive Officer, of stock options to purchase 1,250,000 shares of Common Stock of the Company at an exercise price equal to $3.375, which was equal to the fair market value of the Common Stock on the date of grant. These options were not granted under the Company's 1996 Employee Stock Option Plan, as amended. Stockholder approval of the grant of options to Mr. Slucker is required under the Nasdaq Stock Market, Inc. Marketplace Rules.

      The options shall vest as follows:

      (i) 250,000 shares of Common Stock on the date of grant.

      (ii) an additional 250,000 shares at such point that the Common Stock of the Company exceeds $10.00 per share for 20 consecutive trading days or if the earnings per share equals $1.00 for any fiscal year;

      (iii) an additional 250,000 shares at such point that the Common Stock of the Company exceeds $13.00 per share for 20 consecutive trading days or if the earnings per share equals $1.25 for any fiscal year;

      (iv) an additional 250,000 shares at such point that the Common Stock of the Company exceeds $16.00 per share for 20 consecutive trading days or if the earnings per share equals $1.50 for any fiscal year; and

      (v) an additional 250,000 shares at such point that the Common Stock of the Company exceeds $20.00 per share for 20 consecutive trading days or if the earnings per share equals $1.75 for any fiscal year.

      The earnings and market price levels set forth above were determined by the Compensation Committee and should not be construed in any way to imply or predict any future earnings by the Company or any increase in the market price of its securities.

      All of the options granted to Mr. Slucker will vest immediately in the event there is a sale of the Company or similar transaction at a price greater than or equal to $10 per share. Options which have not vested at the time Mr. Slucker's employment is terminated (other than by reason of death, disability or termination without cause) will be canceled. The options will, to the extent not previously terminated or exercised, expire and become void on April 27, 2009.

      The Compensation Committee is composed of two "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), consisting of Jeffrey Baker and Leslie E. Goodman. During 1998 and early 1999, the Compensation Committee met four times by telephone to discuss the compensation, including the grant of stock options, to be paid to Mr. Slucker. In addition, the Compensation Committee received a report from an outside consulting firm that specializes in the analysis of executive compensation analyzing various aspects of the compensation paid to Mr. Slucker as it compares to the compensation of other executives in the sports equipment industry.

      The employment agreement between the Company and Mr. Slucker expires in December 1999. On April 27, 1999, Mr. Slucker agreed to extend the term of the employment agreement for a period of three years from the date of the Meeting, subject to stockholder ratification of the grant of stock options to Mr. Slucker at the Meeting.

      The Compensation Committee believes that the granting of options is critical to retaining the long-term services of Mr. Slucker as Chairman, President and Chief Executive Officer, which is crucial to the future success of the Company. Mr. Slucker did not receive a bonus in 1998 for his services with the Company. The Compensation Committee believes that the grant of stock options to Mr. Slucker is an effective way to retain the future services of Mr. Slucker and, in light of his relatively moderate salary and receipt of no bonus for 1998, is an important component of the overall compensation package provided to him.

      In determining the size of Mr. Slucker's stock option grant, the Compensation Committee considered Mr. Slucker's responsibilities, experience and value to the Company and the expected future contribution of Mr. Slucker to the Company's performance. In addition, the Compensation Committee, with the help of the report of its outside consultants, examined the low outright equity position held by Mr. Slucker relative to equity positions of other chief executives in the industry in their own company stock. The options that were previously granted to Mr. Slucker (and that are not subject to stockholder ratification at the Meeting), are exercisable at a price that is currently above the market price of the Common Stock at April 28, 1999.

      The stock options covering an aggregate of 1,250,000 shares of Common Stock were granted to Mr. Slucker at $3.375 per share, the fair market value of the Common Stock of the Company on the date of the grant. Thus, the value of a stockholder's investment in the Company must appreciate before Mr. Slucker receives any financial benefit from the options. Most significantly, 1,000,000 of the options vest only if the Company meets certain earnings or stock price targets that are significantly greater than the current levels of Company earnings and stock price. The Compensation Committee believes that the grant of stock options in this manner provides an incentive for Mr. Slucker to maximize stockholder value by directly linking a substantial portion of Mr. Slucker's compensation to the achievement of significantly higher earnings and share price for the Company. Thus, the grant of these options to Mr. Slucker provides him with a strong economic interest in working towards the future success of the Company and maximizing stock price appreciation for the Company and its stockholders.

      There are, however, certain potential adverse effects to the Company that could result from the grant of these options to Mr. Slucker. First, because all of Mr. Slucker's options would vest in the event of a sale of the Company for consideration greater than or equal to $10 per share, Mr. Slucker might have an incentive to negotiate for a sale of the Company, even if it might not be in the Company's best long-term interests, thus creating a conflict of interest for Mr. Slucker. Second, in the event that the Company attains any of the earnings thresholds or the Common Stock meets certain market prices, the vesting of any or all of the additional 1,000,000 options would be deemed additional compensation expense of the Company. Accordingly, the Company may, during the periods that any such options vest, recognize a charge to earnings, which could reduce or eliminate earnings, if any, at such times. Although the amount of compensation expense recognized by the Company in such a situation would not affect the Company's total stockholders' equity, it could result in a reduction of the market price of the Common Stock of the Company. Third, once vested, the exercise by Mr. Slucker of the options could cause significant dilution to existing stockholders.

      After consideration of the positive and possible adverse consequences of granting the options to Mr. Slucker, through numerous internal discussions and after reviewing internally and externally generated information on executive compensation, the Compensation Committee determined that it is in the Company's best interests, both in the near and long-term future, to grant the stock options to Mr. Slucker.

Federal Income Tax Consequences

      The following is intended only as a brief summary of the federal income tax rules relevant to the grant of the options to Mr. Slucker. These rules are highly technical and subject to change in the future.

      Tax Consequences to the Company. Recent changes in tax law limit the amount that a corporation can deduct for compensation to any "covered employee."
Section 162(m) of the Code generally disallows the deduction of compensation income in excess of $1.0 million in any taxable year beginning on or after January 1, 1994. If Mr. Slucker were still a "covered employee," meaning either the Chief Executive Officer or one of the other four most highly compensated employees of the Company whose compensation is required to be disclosed under the Securities Exchange Act of 1934, as amended, and he were to exercise his options or otherwise accrue more than $1.0 million in compensation in any given taxable year (irrespective of when such compensation was earned, e.g., when such options were granted), the Company would not be allowed to deduct that portion of Mr. Slucker's otherwise deductible compensation that exceeded $1.0 million.
Section 162(m) does not apply, however, to compensation that meets the following four criteria: (i) the compensation is based solely on the attainment of performance goals; (ii) the performance goals are determined by a Compensation Committee of the Board of Directors comprised of two or more outside directors;
(iii) the material terms of the compensation are disclosed to stockholders and approved by a majority vote of stockholders; and (iv) certification by the Compensation Committee that the performance goals have been met. Stock options are automatically treated as based on the attainment of performance goals and are not subject to certification by the Compensation Committee if the exercise price of the options is not less than the fair market value of the underlying stock at the time the options were granted. Thus, since the options were granted by the Compensation Committee of the Board of Directors of the Company comprised solely of outside directors, upon stockholder approval of this proposal, Mr. Slucker will be able to exercise his options once vested, and the Company will be able to deduct the compensation income attributable to Mr. Slucker upon such an exercise.

      Tax Consequences to Mr. Slucker. The options granted to Mr. Slucker by the Compensation Committee are classified as non-qualified options ("NQOs") under the Code. Under the Code, an optionee does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of an NQO. Upon the exercise of an NQO, Mr. Slucker will recognize ordinary compensation income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the shares acquired over the option exercise price. The amount of such excess is generally determined by reference to the fair market value of the Company's Common Stock on the date of exercise. However, because Mr. Slucker is subject to six month short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (typically, officers, directors and major stockholders of a corporation), such excess will be determined by using the fair market value on the later of the date of exercise or the date six months after the date of grant unless Mr. Slucker elects to be taxed based on the fair market value of the Company's Common Stock on the date of exercise by filing an appropriate election pursuant to Section 83(b) of the Code with the Internal Revenue Service within 30 days after the exercise date. Mr. Slucker's basis in the stock received is equal to such stock's fair market value on the date of exercise (or on the date six months after the date of grant). The Company is entitled to a deduction equal to the compensation taxable to Mr. Slucker.

      If Mr. Slucker sells shares acquired pursuant to the exercise of the options, he will recognize capital gain or loss equal to the difference between the selling price of the shares and his basis in the shares. Such capital gain or loss is long- or short-term depending on whether he has held the shares for more than one year. If Mr. Slucker does not make the election described above, any such capital gain will be long term only if the stock has been held for more than one year after the later of the exercise date or the date six months after the date of grant. The Company is not entitled to any deduction with respect to any capital gain recognized by Mr. Slucker.

      Capital losses on the sale of such shares may be used to offset capital gains. The net long-term capital gain of an individual taxpayer is subject to a maximum tax rate of 28%. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

The Board of Directors recommends a vote "FOR" the ratification of the grant of stock options to purchase 1,250,000 shares of Common Stock to Rudy A. Slucker, the Company's Chairman, President and Chief Executive Officer.

            PROPOSAL 3. RATIFICATION AND APPROVAL OF THE APPOINTMENT
                             OF INDEPENDENT AUDITORS

      The Company, subject to stockholder ratification, has selected Ernst & Young LLP to serve as its independent auditors for the fiscal year ending December 31, 1999. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Company may reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

      Rothstein, Kass & Company, P.C. ("Rothstein Kass") were the predecessor principal accountants for the Company. The Company dismissed Rothstein Kass as auditors of the Company effective as of February 27, 1998 (the "Effective Date of Dismissal"). Rothstein Kass' report on the Company's financial statements as of December 31, 1995 was initially qualified as to uncertainty regarding the Company's ability to continue as a going concern. In reissuing such report in connection with the December 31, 1996 audit, the qualification was removed and the report contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was ratified by the Audit Committee of the Company's Board of Directors. During the two most recent fiscal years prior to the Effective Date of Dismissal and all subsequent interim periods preceding the date hereof, there were no disagreements between the Company and Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein Kass, would have caused Rothstein Kass to make reference to the subject matter of disagreement in connection with Rothstein Kass' reports.

      Effective February 27, 1998 (the "Effective Date of Engagement"), the Company engaged Ernst & Young LLP ("E&Y") as its principal accountants. E&Y's report on the Company's financial statements as of December 31, 1998 has been qualified as to uncertainty regarding the Company's ability to continue as a going concern. During the two most recent fiscal years prior to the Effective Date of Engagement and all subsequent interim periods preceding the date hereof, the Company has not consulted E&Y regarding any matters or events as set forth in Item 304(a)(2) of Regulation S-B.

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

The Board of Directors recommends a vote "FOR" ratification and approval of the appointment of Ernst & Young LLP as independent auditors.

Stockholder Proposals For Next Annual Meeting

      Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company at its offices at 1080 Lousons Road, Union, New Jersey 07083, on or before December 31, 1999, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

Expenses Of Solicitation

      The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Other Matters

      The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

                                          By Order of the Board of Directors

                                          Joseph A. Cioni
                                          Secretary

Dated: April 30, 1999

                              TEARDROP GOLF COMPANY

      The undersigned hereby appoints Rudy A. Slucker, with full power of substitution, as proxy for the undersigned, to attend the annual meeting of stockholders of TearDrop Golf Company (the "Company"), to be held at the Company's offices at 8350 North Lehigh Avenue, Morton Grove, Illinois 60053 on June 8, 1999, at 2:00 p.m., central time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1. |_| For or |_| Withhold Authority to vote for the following nominees for election as directors:

            Rudy A. Slucker
            Fred K. Hochman
            Leslie E. Goodman
            Bruce H. Nagel
            Jeffrey Baker

(Instruction: To withhold authority to vote for an individual nominee, write the nominees' name on the line provided below.)

----------

2. Approval of the grant of options covering an aggregate of 1,250,000 shares of common stock of the Company, 1,000,000 of which are exercisable only upon the achievement of certain targets, to Rudy A. Slucker, Chairman, President and Chief Executive Officer of the Company.

      FOR |_|    AGAINST |_|     ABSTAIN |_|

3. Approval of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

      FOR |_|    AGAINST |_|     ABSTAIN |_|

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

      FOR |_|    AGAINST |_|     ABSTAIN |_|

                                                     (Continued on reverse side)

(Continued from previous page)

      The Proxy will vote as specified herein or, if a choice is not specified, he will vote "For" the nominees listed in Item 1 and "For" the proposals set forth in Items 2, 3 and 4.

      This Proxy is solicited by the Board of Directors of the Company.

                                            Receipt of the Notice of Annual
                                            Meeting of Stockholders, Proxy
                                            Statement dated April 30, 1999
                                            and Annual Report to
                                            Stockholders is hereby
                                            acknowledged:

                                            Date: ______________________, 1999

                                            ___________________________________

                                            ___________________________________

                                            ___________________________________
                                                  (Signature)

                                            (Please sign exactly as your name
                                            appears hereon, indicating, where
                                            proper, official position or
                                            representative capacity).